Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (dated October 1, 2008) on Form S-8 of Atlantic Southern Financial Group, Inc. and subsidiary of our reports dated March 11, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Atlantic Southern Financial Group, Inc. and subsidiary for the year ended December 31, 2007.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia

October 1, 2008